Exhibit 10.107

MATTEL, INC.

SUMMARY OF COMPENSATION OF

THE NON-EMPLOYEE MEMBERS OF THE

BOARD OF DIRECTORS

Remuneration

Annual Board Retainer:

Non-employee members of the Board (each, a “Director”) receive a cash retainer of $100,000 per year.

•

Retainer payable annually to new and continuing Directors, as of the date of the Annual Meeting of Stockholders (or, in the case of a new Director who joins the Board between the date of the Annual Meeting and the end of the calendar year, as of the date the Director joins the Board).

•

Pursuant to the Mattel, Inc. 2005 Equity Compensation Plan (the “2005 Plan”), continuing Directors may elect in advance to receive all or a portion of the annual Board retainer in Mattel common stock.*

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Pursuant to the Mattel, Inc. Deferred Compensation Plan for Non-Employee Directors (“Director Plan”), continuing Directors may also elect in advance to defer all or part of their annual retainer under the Director Plan (see “Deferred Compensation” discussion below).*

•	If no elections are made, the Director will receive the entire retainer in cash.

*	If a Director elects to receive all or a portion of the annual Board retainer in Mattel common stock or elects to defer all or part of the annual retainer under the Director Plan, the number of shares (or the number of phantom shares in the Director Plan in the event of a deferral election) will be calculated based on the fair market value of Mattel common stock on the date of the Annual Meeting.

If either election is made, it will be irrevocable with respect to the year for which it is made.

Mattel, Inc.

Board of Directors—Compensation Summary

Committee Chair Retainer:

Each non-employee Committee Chair receives a cash retainer per year:

•	Audit—$20,000

•	Compensation—$20,000

•	Other Committees—$10,000

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Retainer payable annually to new and continuing Committee Chairs, as of the date of the Annual Meeting of Stockholders (or, in the case of a Director who is appointed as a Committee Chair between the date of the Annual Meeting and the end of the calendar year, as of the date upon which the Director is first appointed as a Committee Chair).

Continuing Directors may elect in advance to defer these fees under the Director Plan (see “Deferred Compensation” discussion that follows).

Audit Committee Retainer:

Each member of the Audit Committee receives a cash retainer of $10,000 per year.

•

Retainer payable annually to new and continuing committee members, as of the date of the Annual Meeting of Stockholders (or, in the case of a Director who is appointed to the committee between the date of the Annual Meeting and the end of the calendar year, as of the date upon which the Director is first appointed to the committee).

Continuing Directors may elect in advance to defer these fees under the Director Plan (see “Deferred Compensation” discussion that follows).

Annual Equity Grant:

Pursuant to resolutions adopted by the Compensation Committee, upon the date of each Annual Meeting of Stockholders commencing with the 2009 Annual Meeting (or, in the case of a new Director who joins the Board between the date of the Annual Meeting and the end of the calendar year, as of the date the Director joins the Board), each new and continuing Director will be granted restricted stock units with dividend equivalent rights (“RSUs”), with the amount of RSUs determined as follows: each grant will have a dollar value of $100,000 on the date of grant, and the dollar value will be converted to a number of RSUs by dividing the dollar value by the fair market value of Mattel common stock on the date of grant, with the resulting amount rounded to the nearest number of whole RSUs. The RSUs will vest pro rata on a quarterly basis following the date of grant, but the shares will not be delivered until the earlier of the third anniversary of the date of grant or termination of directorship.

Mattel, Inc.

Board of Directors—Compensation Summary

Continuing Directors may elect to further defer their RSU awards under the Director Plan (see “Deferred Compensation” discussion that follows).

DEFERRED COMPENSATION

Directors may elect in advance to defer under the Director Plan:

•	all or part of their annual retainer fees, and

•	effective as of January 1, 2009, all of their annual RSU awards.

Elections to defer annual retainer fees and/or equity compensation may be made prior to the end of the calendar year immediately preceding the calendar year in which such annual retainer fees and equity compensation will be paid. Each such election will apply only for the upcoming calendar year. Newly-elected Directors may not defer any annual retainer fees or equity compensation received in the year of their election to the Board.

Effective as of January 1, 2009, annual retainer fees deferred under the Director Plan may be allocated to a number of investment options that mirror the investment funds available under the Company’s management deferred compensation plan. RSUs deferred under the Director Plan will be credited to a Mattel stock equivalent account and amounts attributable to such RSU deferrals must be paid in the form of Mattel common stock.

Annual retainer fees and equity compensation deferred with respect to a calendar year (and earnings thereon) may be paid in a lump sum or installments over a period of 10 years commencing after the applicable Director ceases to serve on the Board or achieves a specified age set forth in his or her deferral election (which age cannot exceed 72). If a Director’s plan-year balance is less than $5,000, distribution of such balance will be made in a lump sum. If a Director makes a deferral election with respect to his or her RSU award, the Director will not recognize income upon the vesting in the deferred RSUs.

In 2008, the Company amended the Director Plan to comply with Section 409A of the Internal Revenue Code and IRS regulations and guidance pursuant to Section 409A.

Mattel, Inc.

Board of Directors—Compensation Summary

STOCK OWNERSHIP

The Board has, as part of its Guidelines on Corporate Governance, adopted policies regarding (i) director stock ownership, pursuant to which each Director is to achieve a target minimum level of stock ownership, in an amount equal to three times the annual Board retainer, within five years of joining the Board and (ii) director retention of shares obtained in exercises of stock options and upon vesting of RSUs. These policies are set forth in the Mattel, Inc. Board of Directors Amended and Restated Guidelines on Corporate Governance (the “Guidelines”).

In September 2008, the Board provided then-current Directors with up to two additional years to achieve the target stock ownership level, as adjusted to reflect the increased annual retainer. Each Director with less than 5 years of service on the Board as of September 2008 may achieve the adjusted target stock ownership level by the later of (i) five years after the date upon which such Director joined the Board or (ii) two years following the September 2008 Board meeting.

MISCELLANEOUS/OTHER BENEFITS

Expense Reimbursement and Travel:

Mattel will pay all appropriate expenses for Directors’ travel on Board business. In most cases, and based on the Director’s preference, Mattel will handle any travel arrangements, book airline and hotel reservations and cover billings. Directors are permitted to use aircraft leased by Mattel for purposes of travel on Board business. If the Director prefers, Mattel will reimburse appropriate travel expenses for travel on Board business, including ground transportation (such as taxis and airport limousines), first class air travel, the reasonable cost of charter flights, and, if the Director uses a non-Mattel private aircraft to travel on Mattel Board business, the amount reimbursable under applicable Federal Aviation Regulations, which generally would include variable trip-specific costs or direct operating costs of the travel on Mattel Board business, but not fixed costs such as management fees, capital costs or depreciation.

Charitable Gifts:

Directors may recommend that the Mattel children’s foundation make gifts of up to a total of $15,000 each year to one or more non-profit public charities. The foundation also matches up to $5,000 annually for any personal gifts made by the Director.

Mattel, Inc.

Board of Directors—Compensation Summary

Liability Insurance/Indemnification:

Directors are provided with liability insurance under a directors, officers and corporate liability insurance policy. Directors are also provided with indemnification in accordance with the Company’s bylaws and Delaware law.